Exhibit 99.1

GameStop Reports First Quarter Results

First Quarter Net Sales of $1.021 billion;
Comparable Store Sales Declined 17% Excluding Stores Closed Due to COVID-19 with Majority of Locations Limited to Curbside Pickup

First Quarter E-commerce Sales Increased 519%; Increased over 1,000% During the Six Weeks Following Store Closures Due to COVID-19

Ends First Quarter with $570 million in Cash, Inventory Reduction of 43% and Accounts Payable Decline of 54% Compared to the First Quarter of Fiscal 2019

Grapevine, Texas (June 9, 2020) - GameStop Corp. (NYSE: GME), today reported sales and earnings for the first quarter ended May 2, 2020.

George Sherman, GameStop’s chief executive officer said, “During this unprecedented time, our priority is focused on ensuring the safety and well-being of our employees, customers and business partners as we continue the process of opening our stores as restrictions are lifted, in our ongoing effort to meet our customers’ needs. We are proud of our team’s ability to quickly adapt to meet the increased demand for our product offerings. As the pandemic spread, we leaned in on our upgraded omni-channel capabilities to fulfill customer orders through curbside pick-up where available, we reduced discretionary spending and enhanced our liquidity while continuing to advance our strategic priorities. While we delivered a loss for the quarter in total, our performance included total sales just shy of our original expectations, even as stores closed due to the COVID-19 pandemic and key video game titles shifted to the second and third quarters, exacerbating the headwind from operating in the final stage of a console cycle. Even more impressive is that our e-commerce sales grew 519% in the first quarter and over 1,000% during the six weeks that our store base temporarily closed to customer access. We believe this reflects the loyalty of the GameStop customer and the confidence they place in us as their preferred place to shop.”

Mr. Sherman, continued, “Importantly, we continued to make progress on our strategic initiatives. We continued to optimize the core business operation and maintained financial strength and flexibility, recording a 43% decline in inventory and a 54% decrease in accounts payable compared to last year. Additionally, we saw significant progress towards building a frictionless digital ecosystem as evidenced by our successful omni-channel activities, including improved fulfillment capabilities as we utilized our stores as distribution centers and for curbside pick-up, which in most cases supported same day delivery to the customer.”

Mr. Sherman, concluded, “As we begin the second quarter, we are cautiously and prudently navigating the near-term, as we are operating in the last few months of the current generation console cycle and believe we have experienced a pull forward in demand for end-of-life inventory given a surge in gaming product demand following the global stay-at-home orders. That said, we believe the performance we achieved despite multiple headwinds is further evidence of the power of GameStop and the advantages that we possess driven by our global footprint, knowledgeable sales associates and strong loyalty base. We believe these attributes along with our intense focus on expense and working capital management have us poised to capitalize on the hardware and software sales growth expected as several new software titles and next generation consoles are introduced later this year.”

First Quarter Results:
As previously announced, on March 22, 2020, the Company temporarily closed all 3,526 of its U.S. locations – with approximately 65% of these locations conducting a limited curbside pickup offering. During the final six-weeks of the fiscal first quarter, approximately 90% of the global store fleet was closed to customer access and only Australia, which represents approximately 10% of the global store count, remained fully open and accessible to customers, approximately 42% remained open for limited curbside delivery and 48% remained fully closed. In Australia, where all stores remained open for business during the first quarter, increased demand drove a 35% comparable store sales increase.

(See reconciliation table of GAAP results to adjusted results in Schedule II of this press release.)

•Total global comparable store sales decreased 17% excluding stores that were closed during the first quarter as a result of the COVID-19 pandemic. After including the impact of stores that were closed for the majority of the quarter due to the COVID-19 pandemic, comparable stores sales decreased by approximately 30%.
•Global E-commerce sales increased 519% compared to the prior year first quarter, despite having severely limited distribution operations across international businesses.
•Gross margin declined 270 bps from the prior year first quarter, driven by the increased mix of hardware compared to the prior year first quarter.
•SG&A was $386.5 million, down $67.2 million or 15% compared to $453.7 million in the prior year first quarter which includes $18.5 million in incremental wages paid to hourly associates to help offset lost wages due to store closures from the COVID-19 pandemic, and approximately $3.0 million in incremental costs associated with safety materials and equipment to ensure the safety of customers and associates.
•Adjusted SG&A was $381.2 million, a reduction of $72.5 million, or 16% from the prior year first quarter.
•Operating loss of ($108.0) million compared to operating earnings of $17.5 million in the prior year first quarter.
•Adjusted operating loss of ($98.8) million compared to adjusted operating income of $17.5 million in the prior year first quarter.
•Net loss of ($165.7) million, or ($2.57) per diluted share, including a $53.0 million non-cash tax charge associated with the valuation allowance against deferred tax assets, an additional $18.5 million in incremental wages paid to our hourly associates to help offset lost wages due to store closures from the COVID-19 pandemic, and approximately $3.0 million in incremental costs associated with safety materials and equipment to ensure the safety of our customers and associates, compared to net income of $6.8 million, or earnings per share of $0.07 per diluted share in the prior year first quarter.
•Adjusted EBITDA of ($75.5) million compared to $42.7 million in the prior year first quarter.
•Adjusted net loss of ($103.9) million or ($1.61) per diluted share, compared to adjusted net income of $7.5 million, or $0.07 per diluted share in the prior year first quarter.

Capital Allocation and Liquidity Update
As of May 2, 2020, the Company had approximately $570 million in total cash, reflecting $135 million drawn under its revolving credit facility. As of June 3, 2020, the Company had reduced its outstanding borrowings under the facility to approximately $100 million. The Company continues to expect it will have sufficient liquidity and financial flexibility to fund its operations and navigate the current environment. Given effective working capital management, the Company expects to have total cash and liquidity between $575 million and $625 million as of the end of its second fiscal quarter.

As of May 2, 2020, the Company had $417.2 million of debt on the balance sheet and on June 4, 2020, the Company announced an exchange offer and consent solicitation for the remaining unsecured notes due to mature in March 2021. The new notes, if issued, will provide additional financial flexibility by replacing and extending the maturity of the existing notes validly tendered in the exchange offer until 2023. There can be no assurance that the exchange offer and consent solicitation will be consummated on the contemplated terms, or at all.

Store Operations Update
The Company continues to phase the reopening of its stores across all operating countries where restrictions related to the global pandemic have been lifted, and according to the mandates provided by country, state and local officials, including the implementation of strict sanitary processes and social distancing measures. As a result, at the end of May 2020, the Company had approximately 85% of its U.S. locations open to limited customer access or curbside delivery, and approximately 90% of its international locations open.

Subsequently, given the recent social unrest experienced in various cities across the United States, the Company temporarily closed approximately 100 stores that were previously reopened, to protect the safety of associates and customers. Approximately 35 of these locations will be closed for the foreseeable future given extensive physical damage.

Progress on 2020 Strategic Initiatives:
The Company continues to focus on advancing its 2020 strategic initiatives, in addition to adhering to its previously announced actions in response to COVID-19 including:

•A temporary base salary reduction of 50% for George Sherman, Chief Executive Officer, 30% for Jim Bell, Chief Financial Officer and the remainder of the executive leadership team.
•Temporarily reduced cash compensation for Board of Directors by 50%.
•Other actions include:
◦Beginning April 26th, certain other employees across the Company’s worldwide operating units received temporarily reduced pay of between 10% and 30%.
◦Offered certain of the Company’s corporate support staff the option of either a temporary furlough or reduced workweek / reduced pay program.

◦Reduced inventory receipts to match demand with a focus on key hardware, software and accessories products.
◦Lowered capital spending to focus on mandatory maintenance or near-term high value strategic projects.
◦Due to the impact of governmental regulations and certain landlord decisions to close properties, the Company did not make a portion of certain lease payments and remains in discussions with its landlords regarding ongoing rent payments, including potential abatement, deferral and / or restructuring of future rents during this period of COVID-19 related closure.

The Company continues to focus on driving the objectives of its four strategic priorities, however, it has made particularly strong progress on two of these four initiatives including efforts to optimize the core business and build a frictionless digital ecosystem in the first quarter.

Optimize the core business by improving efficiency and effectiveness across the organization.
•Further optimize inventory efficiency and working capital leading to a 43% reduction in inventory at quarter end and a 54% decline in accounts payable while maintaining strong cash and liquidity; and
•Increased the flexibility within its operations to maximize safe and effective omni-channel fulfillment.

Build a frictionless digital ecosystem to reach GameStop customers.
•Improved fulfillment capabilities leading to the recapture of sales through stores open for limited curbside pickup during the quarter, despite being temporarily closed to customer traffic due to COVID-19; and
•Delivered a 519% increase in global E-commerce sales during the quarter.

2020 Outlook (52-weeks ending January 30, 2021)
The Company is closely monitoring the dynamic situation around COVID-19 and potential impacts on its business. Despite an initial surge in demand in its product offerings when the global outbreak began, given the uncertainty around the evolving situation, the Company has suspended guidance at this time.

The Company continues to focus on efforts that position it to manage through this unprecedented time, such as maintaining its balance sheet strength, prioritizing the allocation of resources to areas of the business that produce strong cash flow, reducing expenses across the business and intensifying inventory discipline. Given these efforts and the expected trajectory of the business, the Company anticipates it will generate positive adjusted EBITDA for fiscal 2020.

The Company noted that fiscal May comparable store sales declined approximately 4%, as heightened demand for its product offerings was tempered by the expected decline in sales as a result of the final stage of a hardware console cycle and the shift of several key new software titles to later in the year. Importantly, the strength of E-Commerce sales continued in May, with global E-Commerce growth in fiscal May up over 1400%.

Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for June 9, 2020 at 5:00 p.m. ET to discuss the Company’s financial results. The phone number for the call is 877-451-6152 and the confirmation code is 13703604. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,300 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company's consumer product network also includes www.gamestop.com and Game Informer® magazine, the world's leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted SG&A, adjusted operating income, adjusted net income, adjusted earnings per share, and Adjusted EBITDA. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted selling, general and administrative expenses (“SG&A”), adjusted operating income, adjusted net income and adjusted earnings per share exclude the effect of items such as transformation costs, asset impairments, store closure costs, severance, non-operating tax charges, as well as divestiture costs. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP financial measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or considered in isolation to, the Company's reported GAAP financial results. Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance.

Cautionary Statement Regarding Forward-Looking Statements - Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s financial results, expectations and other statements that are not historical facts. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: macroeconomic pressures, including the effects of COVID-19 on consumer spending; the impact of the COVID-19 pandemic on the Company’s business and financial results; the economic conditions in the U.S. and certain international markets; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; the Company’s ability to keep pace with changing industry technology and consumer preferences; the impact of international crises and trade restrictions and tariffs on the delivery of the Company’s products; the Company’s ability to obtain favorable terms from its suppliers; the international nature of the Company’s business; the Company’s dependence on sales during the holiday selling season; fluctuations in the Company’s results of operations from quarter to quarter; the Company’s ability to de-densify its global store base; the Company’s ability to renew or enter into new leases on favorable terms; the competitive nature of the Company’s industry; the Company’s ability to attract and retain executive officers and key personnel; the adequacy of the Company’s management information systems; the Company’s reliance on centralized facilities for refurbishment of its pre-owned products; the Company’s ability to react to trends in pop culture with regard to its sales of collectibles and our dependence on licensed products for a substantial portion of such sales; the Company’s ability to maintain security of its customer, employee or company information; potential harm to the Company’s reputation; the Company’s ability to maintain effective control over financial reporting; the Company’s vendors’ ability to provide marketing and merchandise support at historical levels; restrictions on the Company’s ability to purchase and sell pre-owned video games; potential decrease in popularity of certain types of video games; changes in the Company’s global tax rate; potential future litigation and other legal proceedings; changes in accounting rules and regulations; and the Company’s ability to comply with federal, state, local and international law. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 1, 2020 the subsection entitled “Risks Related to Our Business” of Item 1A of which has been amended and restated in GameStop’s Current Report on Form 8-K filed on June 5, 2020 and our other filings made from time to time with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended May 2, 2020	13 weeks ended May 4, 2019
Net sales	$1,021.0	$1,547.7
Cost of sales	738.6	1,076.5
Gross profit	282.4	471.2
Selling, general and administrative expenses	386.5	453.7
Asset impairments	3.9	—
Operating (loss) earnings	(108.0)	17.5
Interest expense, net	6.7	7.7
(Loss) income from continuing operations before income taxes	(114.7)	9.8
Income tax expense	50.4	2.3
Net (loss) income from continuing operations	(165.1)	7.5
Loss from discontinued operations, net of tax	(0.6)	(0.7)
Net (loss) income	$(165.7)	$6.8

Basic (loss) earnings per share:
Continuing operations	$(2.56)	$0.07
Discontinued operations	(0.01)	(0.01)
Basic (loss) earnings per share	$(2.57)	$0.07

Diluted (loss) earnings per share:
Continuing operations	$(2.56)	$0.07
Discontinued operations	(0.01)	(0.01)
Diluted (loss) earnings per share	$(2.57)	$0.07

Dividends per common share	$—	$0.38

Weighted-average common shares outstanding:
Basic	64.5	102.4
Diluted	64.5	102.5

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	72.3	69.6
Gross profit	27.7	30.4
Selling, general and administrative expenses	37.9	29.3
Asset impairments	0.4	—
Operating (loss) earnings	(10.6)	1.1
Interest expense, net	0.6	0.5
(Loss) income from continuing operations before income taxes	(11.2)	0.6
Income tax expense	5.0	0.1
Net (loss) income from continuing operations	(16.2)	0.5
Loss from discontinued operations, net of tax	—	(0.1)
Net (loss) income	(16.2)%	0.4%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	May 2, 2020	May 4, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$570.3	$543.2
Receivables, net	86.7	126.0
Merchandise inventories, net	654.7	1,149.1
Prepaid expenses and other current assets	99.1	101.8
Assets held for sale	9.1	—
Total current assets	1,419.9	1,920.1
Property and equipment, net	256.3	313.3
Operating lease right-of-use assets	706.2	807.0
Deferred income taxes	29.2	147.3
Goodwill	—	363.9
Other noncurrent assets	57.4	81.7
Total assets	$2,469.0	$3,633.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$212.1	$458.4
Accrued liabilities and other current liabilities	506.0	588.9
Current portion of operating lease liabilities	249.4	250.0
Current portion of long-term debt, net	417.2	—
Borrowings under revolving line of credit	135.0	—
Total current liabilities	1,519.7	1,297.3
Long-term debt, net	—	468.9
Operating lease liabilities	493.9	552.6
Other long-term liabilities	20.4	22.8
Total liabilities	2,034.0	2,341.6
Total stockholders’ equity	435.0	1,291.7
Total liabilities and stockholders’ equity	$2,469.0	$3,633.3

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 2, 2020		May 4, 2019
	Net	Percent	Net	Percent
Net Sales (in millions):	Sales	of Total	Sales	of Total

Hardware and accessories (1)	$513.1	50.3%	$656.5	42.4%
Software (2)	417.0	40.8	733.1	47.4
Collectibles	90.9	8.9	158.1	10.2

Total	$1,021.0	100.0%	$1,547.7	100.0%

(1) Includes sales of new and pre-owned hardware, accessories, hardware bundles in which hardware and digital or physical software are sold together in a single SKU, interactive game figures, strategy guides, mobile and consumer electronics, and the operations of our Simply Mac stores, which were sold in September 2019.

(2) Includes sales of new and pre-owned video game software, digital software and PC entertainment software.

GameStop Corp.
Schedule II
(in millions, except per share data)
(unaudited)
Non-GAAP results
The following tables reconcile the Company's selling, general and administrative expenses ("SG&A"), operating earnings, net (loss) income and earnings per share as presented in its unaudited consolidated statements of operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted SG&A, adjusted operating earnings, adjusted net (loss) income, adjusted EBITDA and adjusted earnings per share. The diluted weighted-average shares outstanding used to calculated adjusted earnings per share may differ from GAAP weighted-average shares outstanding. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss. The reconciliations below are from continuing operations only.

	13 Weeks Ended	13 Weeks Ended
	May 2, 2020	May 4, 2019
Adjusted SG&A
SG&A	$386.5	$453.7
Transformation costs	(1.5)	—
Business divestitures	(1.4)	—
Severance and other	(2.4)	—
Adjusted SG&A	$381.2	$453.7

Adjusted Operating Earnings
Operating (loss) earnings	$(108.0)	$17.5
Transformation costs	1.5	—
Business divestitures	1.4	—
Property, equipment & other asset impairments	3.9	—
Severance and other	2.4	—
Adjusted operating (loss) earnings	$(98.8)	$17.5

Adjusted Net (Loss) Income
Net (loss) income	$(165.7)	$6.8
Loss from discontinued operations	0.6	0.7
Net (loss) income from continuing operations	$(165.1)	$7.5
Transformation costs	1.5	—
Business divestitures	1.4	—
Property, equipment & other asset impairments	3.9	—
Severance and other	2.4	—
Tax effect of non-GAAP adjustments	(1.0)	—
Tax valuation allowance	53.0	—
Adjusted net (loss) income	$(103.9)	$7.5

Adjusted (loss) earnings per share
Basic	$(1.61)	$0.07
Diluted	$(1.61)	$0.07

Number of shares used in adjusted calculation
Basic	64.5	102.4
Diluted	64.5	102.5

	13 Weeks Ended	13 Weeks Ended
	May 2, 2020	May 4, 2019
Reconciliation of Adjusted EBITDA to Net (Loss) Income
Net (loss) income	$(165.7)	$6.8
Loss from discontinued operations, net of tax	0.6	0.7
(Loss) income from continuing operations	$(165.1)	$7.5
Interest expense, net	6.7	7.7
Depreciation and amortization	21.5	23.3
Income tax expense	50.4	2.3
EBITDA	$(86.5)	$40.8
Stock-based compensation	1.8	1.9
Transformation costs	1.5	—
Business divestitures	1.4	—
Property, equipment & other asset impairments	3.9	—
Severance and other	2.4	—
Adjusted EBITDA	$(75.5)	$42.7

Non-GAAP Measures and Other Metrics
Adjusted EBITDA is a supplemental financial measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. We define Adjusted EBITDA as net income (loss) before income taxes, plus interest expense, net and depreciation and amortization, excluding stock-based compensation, transformation costs, business divestitures, asset impairments, severance and other non-cash charges. Net income (loss) is the GAAP financial measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as an alternative to the most directly comparable GAAP financial measure. Furthermore, non-GAAP financial measures have limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP financial measures. Some of these limitations include:

•certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure;
•Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measure, understanding the differences between the GAAP and non-GAAP financial measures and incorporating these data points into our decision-making process. Adjusted EBITDA is provided in addition to, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined and determined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com